EMPLOYMENT AGREEMENT

This Agreement is made and effective as of October 1, 2009 ("Effective Date"), by and between Robert P. Lanza, an individual and a resident of the Commonwealth of Massachusetts (hereinafter referred to as the "Executive"), and Advanced Cell Technology, Inc., a Delaware corporation, and having a place of business at Worcester, MA (hereinafter referred to as the "Company") and its parent, Advanced Cell Technology Holdings, Inc., a Nevada Corporation.

RECITALS

A. Prior to the Effective Date of this Agreement, Executive has been employed as the Chief Scientific Officer ("CSO") of Company.

B. Company desires to continue the employment of Executive as CSO of Company, and Executive desires to continue to be employed as CSO of Company, all on the terms and subject to the conditions provided for in this Agreement.

NOW THEREFORE, in consideration of the foregoing, for the mutual covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree as follows:

1. Engagement. Company hereby agrees to continue the employment of Executive, and Executive hereby agrees to continue to be employed by Company, during the Term (as hereinafter defined), on the terms and subject to the conditions expressly provided for in this Agreement.

2. Duties.

2.1 During the Term of this Agreement, Executive shall serve as CSO of Company and shall perform the duties generally performed by chief scientific officers of similarly situated companies. As CSO, Executive will be in charge of all scientific matters and operations of Company, and will report to the Chief Executive Officer of Company. Executive shall perform his duties at such places and times as the Company may reasonably prescribe, it being understood that these duties are initially intended to be performed primarily in Massachusetts, but may require domestic and international travel during the Term.

2.2 Executive shall devote his professional time (adjustable to accommodate an appointment with Stem Cell & Regenerative Medicine International, which is a joint venture between Company and CHA Biotech Co.) and best efforts to the performance of his duties for the Company.

3. Term and Termination.

3.1 Term: The term of this Agreement and Executive's employment hereunder will be deemed to have commenced on the Effective Date of this Agreement (October 1, 2009) (the "Commencement Date") and will continue for two (2) years through October 1, 2011 (the "Employment Term") unless sooner terminated as set forth in Section 3.2 of this Agreement. Upon expiration of the Employment Term, the parties may by mutual agreement renew this Agit:m=1d. At any time either during the Term of this Agreement, or upon expiration of the Employment Term, the parties may by mutual agreement renew or extend the Term this Agreement and the Employment Term; provided, however, that any such renewal must be in writing and signed by both Company and Executive. Upon expiration of the Employment Term, should Executive continue in the Company's employ and the parties do not execute a written renewal or new employment agreement, Executive shall be deemed to be an "at will" employee of Company at the same level of compensation and with the same insurance and fringe benefits as set forth herein. With the exception of Sections 6.1 and 7 below, no other terms of this Agreement shall be applicable subsequent to the Employment Term.

3.2 Termination:

(a) This Agreement, the Employment Term and Executive's employment under this Agreement shall be terminated upon the earliest to occur of any of the following during the Term:

(i) the death of the Executive;

(ii) the Executive's mental or physical inability to perform his duties on account of disability or incapacity that continues for a period of six (6) or more consecutive months, as determined by a physician mutually agreed upon by Company and Executive.

(iii) written notice to Executive that the Company (a) is terminating Executive's employment hereunder without cause, in which case executive will receive a severance payment of one year's Base salary; or (b) terminating the Executive's employment hereunder "for cause" (as hereinafter defined).

(iv) the termination of Executive's employment by Executive because of a material change in the duties of Executive at the direction of the Company after written notice from Executive to the Company of the specific duties and material changes in Executive's duties to which he objects, the reasons for his objections, and his intent to terminate his employment because of such material changes, said written notice to be served on the Company by the Executive within 90 days of the Executive's knowledge of such alleged material changes, and the Company's failure to modify within thirty (30) days the duties of the Executive to conform to those duties currently in existence for the previous 90 days. The sale of the Company or any other change in control of the Company shall not, in and of itself, constitute a material change in duties of the Executive. The relocation by more than 50 miles of Executive will constitute constructive termination of executive's employment without cause.

(v) the termination of Executive's employment by Executive atany time for any reason including, without limitation, resignation or retirement.

(vi) the termination of Executive's employment by Executive at any time for a material breach of this Agreement by the Company after written notice of such material breach to the Company and the Company's failure to cure such breach within thirty (30) days. In that event, the company should pay the executive one year salary. If the Executive is terminated as a result of the company being sold, merged or acquired by another company, the company should pay the executive one year of salary.

(vii) the termination of Executive's employment by the Company at any time "for cause," such termination to take effect immediately upon written notice from the Company to Executive. For the purposes of this provision, the term "for cause" shall be deemed to mean: (i) Executive being convicted of or pleading guilty (or no contest) to a felony, fraud or convicted of a violation of criminal or civil law relating to or impacting the Executive's performance of his duties as determined by the Board of Directors; (ii) the failure of Executive to properly perform Executive's job responsibilities, as determined reasonably and in good faith by the Board; "for cause" in this instance will mean that the executive did not make a reasonable and good faith effort to correct such failure within 30 days of notification; (iii) commission of any act of gross fraud or misconduct with respect to the Company. Upon such termination for cause, the only obligation the Company will have under this Agreement will be to pay Executive's unpaid Base Salary accrued through the date of termination.

(b) Upon the termination of this Agreement pursuant to clauses (ii), (iii) except if terminated for cause, (iv) or (vi) only of Section 3.2 (a), Executive shall be entitled to receive as a severance payment an amount equal to one (1) year of his base salary or the salary, payable in regular semimonthly installments during the twelve (12) months immediately following the Company's termination of his employment. During the Term of this Agreement, Company will pay for disability insurance (at least 70% of Executive's Base Salary provided for in this Agreement). Any severance payments payable to Executive will continue to be paid in accordance with the provisions of Section 4 of this Agreement and Company' s applicable payroll provisions, and shall be reduced by any applicable withholding requirements.

(c) A breach by Executive of any undertaking set forth in Section (iii) as it relates to "for cause" only, (v) or (vi) hereof shall result in an immediate termination of this Agreement and the rights of Executive hereunder. Upon the termination of Executive's employment for any reason, by either party, the Executive shall immediately return to the Company any property of the Company in his possession; return of this property shall be a precondition to the payment of any further compensation owed by the Company to the Executive, if any, pursuant to this Section 3.2 (b ).

4. Compensation. For all services rendered and to be rendered by Executive under and pursuant to this Agreement, Company shall pay or provide to Executive:

4.1 Base Salary: Base salary at the rate of $375,000 per annum, payable in equal semi-monthly installments in accordance with Company's normal payroll practices, less any withholdings or deductions Company is required or authorized to make as Executive's employer. The Base Salary shall be payable by the Company to Executive in substantially equal installments not less frequently than semi-monthly (two times per month). At the end of each full year of this Agreement, the Base Salary shall be increased (but not decreased) by an amount determined by the Board; provided, however, that each such annual increase will be not less than the percentage increase in the Consumer Price Index during the preceding year, provided further, however, that the increase set forth in this sentence shall never be zero or less. For purposes of this Agreement, the "Consumer Price Index" as of any particular date means the Consumer Price Index for Urban Wage Earners and Clerical Workers for the area of the principal office of Company where Executive performs a majority of his services to Company, all items, in respect of the month immediately preceding such particular date, published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index is no longer published, the U.S. Department of Labor's most comprehensive official index then in use that most nearly corresponds to the index named above.

4.2 Bonuses: The Company may, in its sole discretion, award additional bonuses or increase Executive's base salary during the Employment Term based upon the Executive's performance as determined unilaterally by the Company.

4.3 Stock: Following the execution and delivery of this Agreement by Company and Executive, subject to the approval of any applicable regulatory agencies, Company will recommend to the Board that Company grant to Executive restricted common stock of Company in an amount equal to the greater of (a) 20 Million shares, or (b) three percent (3%) of any newly authorized employee stock pool, all of which grants will be made by the Board by no later than the January 2010 meeting of the Board. All such stock granted to Executive will be restricted to provide that Executive cannot sell such stock; provided, however, that said restriction will be lifted at the rate of lmillion shares/month. Executive may receive additional future grants of restricted stock during the Term of this Agreement if determined by the Chief Executive Officer and approved by the Board, each in their respective sole and absolute discretion.

All stock options previously issued to Executive will be deemed to be fully vested (and all restrictions associated with restricted stock to be issued to Executive hereunder will be lifted) if Company is sold to, or merged with or acquired by another company, and Executive is not retained by the acquiring or surviving company. In addition, vesting of all previously issued stock options will accelerate by a period of one (1) year from the date on which they would normally have vested if the company is sold to, merged with or acquired by another company, and Executive is retained by the acquiring or surviving company.

5. Executive Benefit Plans; Fringe Benefits. Upon satisfaction of any applicable eligibility requirements, Executive shall be entitled to participate in whatever other executive benefit plans are maintained by Company, and will receive such other fringe benefits at the same level and on the same terms Company may provide to other "C Level" Executives of Company. Without limiting the foregoing, Company will purchase a policy of disability insurance on behalf of Executive that would pay Executive a minimum of 70% of Executive's Base Salary (adjustable for inflation) upon the disability of Executive, subject to normal and customary exclusions and waiting periods.

6. Restrictive Covenants. As a material part of the consideration to be received by Company under this Agreement, Executive agrees to the following:

6.1 Confidentiality: Executive agrees to maintain in strictest confidence, and not to use for any purpose other than in connection with the provision of Executive's services to Company pursuant to this Agreement, all proprietary data and other confidential information (whether concerning or belonging to Company or any of its customers or proposed customers) that is obtained or developed by Executive in connection with or in the course of his employment with Company. Such information and data shall include, but not be limited to, Company's trade secrets, patents, inventions, systems, computer programs and software, procedures, manuals, confidential reports and communications and lists of customers and clients, as well as information that Company may obtain from third parties in confidence or subject to nondisclosure or similar agreements. All such information and data is and shall at all times during and following the Term of this Agreement and the Employment Term remain the exclusive property of Company (or, in certain circumstances, its particular customer) and shall be used by Executive solely for the benefit of the Company. Any such information and data in Executive's possession at the time of termination of Executive's employment with Company, or sooner if requested by Company, shall be promptly returned to the Company. Executive's obligations under this Section 6.1 shall survive any termination of this Agreement, the Employment Term or Executive's employment with Company for any reason.

6.2 Non-Competition: Executive acknowledges that he is a key executive employee of the Company and that his talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to Company. In order for Company to protect its interests against the competitive use of any confidential information, knowledge or relationships concerning the Company and its business to which Executive will have access by virtue of the special nature of his relationship with the Company, and his involvement in its affairs, and as a material part of the consideration to be received by Company for entering into this Agreement, and in consideration of the payments made and to be made to Executive hereunder and the agreements and undertakings of the parties herein, Executive agrees that, for so long as this Agreement is in effect or is otherwise employed by Company, and for a period of one (1) year after this Agreement terminates or Executive leaves the employment of Company, Executive will not own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management or control of any business which is competitive with the business presently conducted by Company or any prospective business under active consideration by Company at the time of termination. In recognition of the geographic extent of Company's existing and anticipated operations and the nature of Company's business and competitive circumstances, except where otherwise prohibited or restricted by law, the restrictive covenant contained in this Section 6.2 shall apply in the United States of America.

6.3 Solicitation: Executive agrees that, for so long as this Agreement is in effect or Executive is employed by Company, and for a period of one (1) year after this Agreement terminates and Executive ceases to be employed by Company, Executive shall not solicit or induce any employee of Company to leave the employ of Company, or to hire or attempt to hire any such employee on behalf of Executive or on behalf of any other person or entity, and Executive further agrees not to interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between Company and any of its clients, customers, contactors, suppliers or employees.

6.4 Remedy for Breach: The parties recognize that the services to be rendered under this Agreement by Executive are special, unique, and of an extraordinary character, and that in the event of a breach of this Section 6 by Executive, then Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction in equity, to enforce the specific performance of any terms, conditions, obligations and requirements of this Section 6, and/or to enjoin the Executive from taking or continuing those actions which are or would constitute a breach of this Agreement, or to take any or all of the foregoing actions. Nothing herein contained shall be construed to prevent the pursuit of any other remedy, judicial or otherwise, in case of any breach of this Section 6.

7. Inventions/Intellectual Property and Disclosure of Inventions: Any and all inventions, discoveries, improvements or intellectual property which Executive has conceived or made or may conceive or make during the Term of this Agreement, the Employment Term or at any time while Executive is employed by Company relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by Company shall be the sole and exclusive property of Company. The obligations provided for by this Agreement do not apply to any rights Executive may have acquired in connection with any rights Executive may have developed entirely on Executive's own time, so long that it does not relate directly or indirectly to the business of Company or Company's actual or demonstrable anticipated research or which does not result from any work performed by Executive for Company. Executive agrees to immediately disclose to Company all such improvements, discoveries, or inventions which Executive has made or may make solely, jointly, or commonly with others. Executive further agrees to assign, as appropriate, such improvements, discoveries, inventions or intellectual property to Company, where the rights are the property of Company and agrees to execute and sign any and all documents, applications, assignments, or other instruments, and to take all actions, which the Company may deem necessary or appropriate in order to enable Company, at its expense, to apply for, prosecute and obtain Letters of Patent trademarks, copyrights or other applicable rights, in the United States or any foreign countries for said improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.

8. Section Headings. Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

9. Amendment. This Agreement may be amended or modified only in writing signed by both parties.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11. Waiver. The failure of either party hereto in any one or more incidences to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver of any breach of any of the terms of this Agreement, shall not be construed as waiving any such terms and the same shall continue to remain in full force and effect as if no such forbearance or waiver had occurred.

12. Applicable Law. This Agreement shall be construed according to and governed by the laws of the State of California, and Executive expressly consents to submit himself to the jurisdiction of the federal and state courts of the State of California.

13. Reformation and Severability. In the event any provision or portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, any such provision or portion may be reformed by the Court so as to make it valid or enforceable, whereupon the parties agree that said provision or portion shall be valid and enforceable by or upon them. Any such holding shall not invalidate or render unenforceable any other term contained in this Agreement.

14. Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to Executive's employment with Company and incorporates any previous or contemporaneous agreement, arrangements, understandings or inducements, written or oral, relating to such employment. Executive agrees that no other promises or representations of any kind were made to him by Company prior to or coincident with his signing of this Agreement that are not fully expressed and contained in this Agreement.

15. Assignment and Successors. This Agreement shall be binding upon Executive, and his heirs and legal representatives. Executive's rights under this Agreement shall not be assignable by the Executive, nor may any of Executive's duties hereunder be delegated, without the prior written consent of Company, which consent may be given or withheld in the sole and absolute discretion of Company. This Agreement may be assigned by Company, and shall inure to the benefit of and be binding upon Company, its successors and assigns.

16. Notices. Any notice to be given under this Agreement must be in writing and either delivered in person or sent by first class certified or registered mail, return receipt requested, postage prepaid, if to the Company, in care of its CEO, William M. Caldwell, IV do Company at 381 Plantation Street, Worcester, MA 01605, and if to Executive, at his home address as most recently provided by Executive to Company, or at such other addresses as either party shall have designated in writing to the other party hereto in accordance with the provisions of this Section. All notices and other communication must be in writing and delivered either by personal delivery, recognized overnight delivery services, via facsimile or electronic mail, or registered or certified mail, postage prepaid, return receipt requested. Any such notice will be deemed delivered when either received by the recipient if personally delivered or if sent via facsimile or electronic mail, or the date indicate on the delivery receipt if sent via recognized overnight delivery service or registered or certified mail.

IN WITNESS WHEREOF, Company has caused its this Agreement to be executed by its duly authorized corporate officer, and Executive has executed this Agreement, and the parties have made this Agreement effective as of the Effective Date first above written, all being done in duplicate originals, with one original being delivered to each party.

EXECUTIVE:	ADVANCED CELL TECHNOLOGY, INC.
/s/ Robert P. Lanza	/s/ William M. Caldwell, IV
Robert P. Lanza Chief Science Officer	William M. Caldwell, IV Chief Executive Officer

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